As filed with the Securities and Exchange Commission on May 6, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bancolombia S.A.

(Exact name of registrant as specified in its charter)

Republic of Colombia	Not Applicable	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Translation of registrant’s name into English)	(IRS Employer Identification Number)

Carrera 48 #26-85, Avenida Los Industriales

Medellín, Colombia

Telephone: +(574) 404-1837

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address and telephone number of agent for service)

Please send copies of all communications to:

Robert S. Risoleo, Esq.

Sullivan & Cromwell LLP

1701 Pennsylvania Avenue, N.W.

Washington, D.C. 20006

Telephone: 202-956-7500

Facsimile: 202-293-6330

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
5.125% Subordinated Notes due 2022	$227,458,000	100%	$227,458,000	$31,025.27

(1)	The securities being registered are (i) offered in exchange for 5.125% Subordinated Notes due 2022 previously sold in transactions exempt from registration under the Securities Act of 1933, and (ii) upon certain resales of the notes by broker-dealers. The registration fee has been computed based on the face value of the notes solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(r) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 6, 2013

Prospectus

Bancolombia S.A.

Offer to Exchange

Any and All Outstanding

5.125% Subordinated Notes due 2022 issued under the indenture dated September 25, 2012

(the “Old Notes”)

for

5.125% Subordinated Notes due 2022 issued under the indenture dated September 11, 2012

(the “New Notes”)

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON             , 2013, UNLESS EXTENDED BY US.

The terms of the New Notes are substantially identical to the terms of the Old Notes, except that the New Notes are registered under the Securities Act of 1933 (the “Securities Act”), and the transfer restrictions and registration rights currently applicable to the Old Notes do not apply to the New Notes. The New Notes will form a single series with and will have the same terms and conditions as $1,200 million aggregate principal amount of our 5.125% Subordinated Notes due 2022 (the “Registered Notes”) that were issued for cash on September 11, 2012, in an offering registered under the Securities Act. The Indenture, dated September 11, 2012, between Bancolombia and The Bank of New York Mellon, as trustee, will govern both the Registered Notes and the New Notes.

We expect to list the New Notes on the New York Stock Exchange (“NYSE”). Currently, there is no public market for the notes.

Broker-dealers who receive New Notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such New Notes. Broker-dealers who acquired Old Notes as a result of market-making or other trading activities may use this prospectus, as supplemented or amended, in connection with resales of the New notes.

See “Risk Factors” on page 9 for a discussion of factors you should consider before tendering your Old Notes for New Notes.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS CONSIDERED ESSENTIAL IN ORDER TO ALLOW AN ADEQUATE EVALUATION OF THE INVESTMENT BY POTENTIAL INVESTORS. THE NOTES HAVE BEEN AUTOMATICALLY REGISTERED IN THE REGISTRO NACIONAL DE VALORES Y EMISORES (THE COLOMBIAN NATIONAL REGISTRY OF SECURITIES AND ISSUERS). SUCH REGISTRATION DOES NOT CONSTITUTE AN OPINION OF THE SUPERINTENDENCIA FINANCIERA DE COLOMBIA (THE COLOMBIAN SUPERINTENDENCY OF FINANCE) WITH RESPECT TO APPROVAL OF THE QUALITY OF THE NOTES OR OUR SOLVENCY. THE NOTES MAY NOT BE PUBLICLY OFFERED OR SOLD IN THE REPUBLIC OF COLOMBIA.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2013

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is an offer to exchange only the Old Notes for the New Notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.

-i-

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We incorporate by reference into this prospectus the following document or information filed by us with the SEC:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed on April 30, 2013 (the “2012 Annual Report”).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

Bancolombia S.A.

Carrera 48 # 26-85, Avenida Los Industriales

Medellín, Colombia

Attention: General Secretary

Telephone Number: +(574) 404-1837

In order to ensure timely delivery of the requested documents, requests should be made no later than             , 2013. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date, as extended.

CAUTIONARY STATEMENT REGARDING PROJECTIONS AND OTHER INFORMATION ABOUT FUTURE EVENTS

This prospectus and the documents incorporated in this prospectus by reference contain statements which may constitute “forward-looking statements”. These forward-looking statements are not based on historical facts, but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Words such as “anticipate,” “believe,” “estimate,” “approximate,” “expect,” “may,” “intend,” “plan,” “predict,” “target,” “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause our actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus and the documents incorporated in this prospectus by reference and include, but are not limited to:

•	changes in general economic, business, political, social, fiscal or other conditions in Colombia, or in any of the other countries where we operate;

•	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

•	unanticipated increases in our financing and other costs, or our inability to obtain additional debt or equity financing on attractive terms;

•	inflation, changes in foreign exchange rates and/or interest rates;

•	sovereign risks;

•	liquidity risks;

•	increases in defaults by our borrowers and other loan delinquencies;

•	lack of acceptance of new products or services by our targeted customers;

•	competition in the banking, financial services, credit card services, insurance, asset management, remittances, business and other industries in which we operate;

•	adverse determination of legal or regulatory disputes or proceedings;

•	changes in official regulations and governmental banking policy as well as other changes in laws, regulations or policies in the jurisdictions in which we do business;

•	regulatory issues relating to acquisitions;

•	changes in business strategy; and

•	other factors identified or discussed under “Risk Factors” in this prospectus and elsewhere in the 2012 Annual Report, which is incorporated in this prospectus by reference.

Forward-looking statements speak only as of the date they are made and are subject to change, and we do not intend, and do not assume any obligation to update any forward-looking statements in light of new information, future events and other factors.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a Colombian company, a majority of our directors and management and certain of the experts named in this offering memorandum are residents of Colombia, and a substantial portion of their respective assets are located in Colombia.

We have been advised by Gómez-Pinzón Zuleta S.A. that the courts of Colombia would give effect to and enforce a final judgment rendered by any court of the State of New York or any court outside of Colombia through a procedural system provided for under Colombian law known as exequatur, subject to the provisions of Articles 693 to 695 of the Colombian Code of Civil Procedure (the “Code of Civil Procedure”). Under the provisions in force on the date hereof, a foreign judicial decision will be recognized by Colombian courts, without reconsideration of the merits, if the following conditions are fulfilled:

•

a treaty providing for reciprocal recognition of foreign judgments exists between Colombia and the country where the judgment was granted or there is reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia;

•	the foreign judgment does not relate to in rem rights over assets which were located in Colombia at the time the suit was filed;

•	the foreign judgment does not contravene or conflict with public policy provisions in force in Colombia, other than those governing judicial procedure;

•	the foreign judgment is final in accordance with the laws of the country where it was rendered;

•	the foreign judgment does not refer to a subject-matter that is reserved to the exclusive jurisdiction of Colombian courts;

•	the foreign judgment does not refer to a cause of action in respect of which a local final judgment has been rendered or court proceedings are pending (before a Colombian court);

•	the foreign judgment results from proceedings in which the respondent was served in accordance with the law of the relevant jurisdiction and in a manner giving a reasonable opportunity of defense; and

•	the Colombian Supreme Court of Justice is provided with a final and duly certified copy of the judgment and a translation thereof to Spanish.

The statutory provisions regarding exequatur proceedings were recently amended through Law 1564/12, whereby the Congress approved a General Code of Procedure, which will progressively substitute the Code of Civil Procedure. The new Code does not contain significant changes with regard to the procedure of exequatur. The Code’s provisions on exequatur proceedings have not yet entered into force.

The United States and Colombia do not have a bilateral treaty providing for automatic reciprocal recognition and enforcement of judgments in civil and commercial matters. However, the Colombian Supreme Court, which is the only Colombian court that is competent to recognize foreign judgments, has generally accepted that reciprocity exists when it has been proven that either a U.S. court has enforced a Colombian judgment or that a U.S. court would enforce a foreign judgment, including a judgment issued by a Colombian court. However, Colombia’s legal system is not based on precedents and exequatur decisions are made on a case-by-case basis.

Upon the issuance of a decision granting recognition, the claimant may request a competent judge to enforce the judgment through enforcement proceedings (proceso ejecutivo).

FURTHER APPROVALS

Other than registration under the Securities Act and the disclosure of material information (Información Relevante) by Bancolombia S.A., under Decree 2555 of 2010, as amended, required to be filed immediately upon closing of the exchange offer, no additional regulatory approvals must be obtained in connection with the exchange offer. However, as a financial institution incorporated under the laws of Colombia, Bancolombia S.A. remains subject to the ongoing supervision of various Colombian agencies vested with the authority to regulate the financial system, including the Board of Directors of the Central Bank, the Ministry of Finance, the Superintendency of Finance, the Superintendency of Industry and Commerce and the Self-Regulatory Organization (Autoregulador del Mercado de Valores).

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before participating in this exchange offer. You should read carefully the entire prospectus, the accompanying letter of transmittal and the documents incorporated by reference.

Bancolombia S.A.

We are Colombia’s leading financial institution, providing a wide range of financial products and services to a diversified individual and corporate customer base throughout Colombia as well as in other jurisdictions such as Panama, El Salvador, Puerto Rico, the Cayman Islands, Peru, and the United States. Our headquarters are located at Carrera 48 # 26-85, Avenida Los Industriales, Medellín, Colombia, and our telephone number is +(574) 404-1837. Our agent for service of process in the United States is Puglisi & Associates, presently located at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Our web address is www.grupobancolombia.com; however, the information found on our website is not part of this prospectus.

The Exchange Offer

The Exchange Offer ……………………………………………	Bancolombia is offering to exchange up to US$227,458,000 principal amount of 5.125% Subordinated Notes due 2022, which will be issued under the Indenture, dated September 11, 2012, between Bancolombia and The Bank of New York Mellon, as trustee, and have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all US$227,458,000 principal amount of 5.125% Subordinated Notes due 2022 that were issued on September 25, 2012 and October 10, 2012 in a private exchange offer under the Indenture, dated September 25, 2012, between Bancolombia and The Bank of New York Mellon, as trustee. Under the terms of the exchange offer, Bancolombia is offering to exchange the Old Notes for New Notes evidencing the same indebtedness and with substantially identical terms, except that the New Notes are registered under the Securities Act, and the transfer restrictions currently applicable to the Old Notes do not apply to the New Notes. The New Notes will form a single series with and will have the same terms and conditions as $1,200 million aggregate principal amount of our 5.125% Subordinated Notes due 2022 that were issued for cash on September 11, 2012 in an offering registered under the Securities Act.

You may tender the Old Notes only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. You should read the discussion under the heading “The Exchange Offer” below for further information about the exchange offer and resale of the New Notes.

Bancolombia has filed a registration statement to register the New Notes under the Securities Act. Bancolombia will not accept for exchange any Old Notes until the registration statement has become effective under the Securities Act.

Expiration Date …………………………………………………	5:00 p.m., New York City time, on , 2013, unless Bancolombia extends the exchange offer.

Resale of New Notes ……………………………………………	Based on interpretive letters of the SEC staff to third parties, Bancolombia believes that you may resell and transfer the New Notes issued pursuant to the exchange offer in exchange for the Old Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:
• are not a broker-dealer that acquired the Old Notes from Bancolombia or in market-making transactions or other trading activities;
• acquire the New Notes in the ordinary course of your business;
• do not have an arrangement or understanding with any person to participate in the distribution of the New Notes; and
• are not Bancolombia’s affiliate as defined in Rule 405 under the Securities Act.
If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.
Broker-dealers that acquired the Old Notes directly from Bancolombia, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Old Notes that it acquired as a result of market-making or other trading activities must comply with its prospectus delivery obligations in connection with any resale of the New Notes.
Consequences If You Do Not Exchange Your Old Notes ……	Old Notes that are not tendered in the exchange offer or are not accepted for exchange will remain outstanding and continue to bear legends restricting their transfer. You will not be able to offer or sell the Old Notes unless:
• an exemption from the requirements of the Securities Act is available to you; or
• you sell the Old Notes outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.
The liquidity of the market for Old Notes could be adversely affected by the exchange offer.
Conditions to the Exchange Offer ………………………………	The exchange offer is subject to certain conditions, which Bancolombia may waive, as described below under “The Exchange Offer — Conditions to the Exchange Offer.”
Procedures for Tendering Old Notes……………………………	If you wish to accept the exchange offer, the following must be delivered to the exchange agent:

•         an agent’s message from The Depository Trust Company, which we refer to as “DTC”, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

• your Old Notes by timely confirmation of book-entry transfer through DTC; and
• all other documents required by the letter of transmittal.
These actions must be completed before the expiration of the exchange offer.

You must comply with DTC’s standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

Guaranteed Delivery Procedures for Tendering Old Notes ……	If you cannot meet the expiration deadline, deliver any necessary documentation or comply with the applicable procedures under DTC standard operating procedures for electronic tenders in a timely fashion, you may tender your Old Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights ……………………………………………	You may withdraw your tender of Old Notes any time before the exchange offer expires.

Tax Consequences ……………………………………………	The exchange pursuant to the exchange offer generally should not be a taxable event for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations of the Exchange Offer.”

Use of Proceeds ………………………………………………	Bancolombia will not receive any proceeds from the exchange or the issuance of New Notes in connection with the exchange offer.

Exchange Agent ………………………………………………	The Bank of New York Mellon is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under “The Exchange Offer — Exchange Agent.”

The New Notes

Issuer ……………………………………………………………	The New Notes will be the obligations of Bancolombia, S.A.

US$227,458,000 of 5.125% Subordinated Notes due 2022.

The New Notes …………………………………………………	The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes, except that:

• the New Notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer; and

•        the New Notes will form a single series with and will have the same terms and conditions as the 5.125% Subordinated Notes due 2022 issued on September 11, 2012, pursuant to a registered public offering (the “Registered Notes”), including with respect to waivers, amendments, redemptions, offers to purchase and acceleration and will vote together with the Registered Notes with respect thereto, except that the New Notes will be issued on the date on which the exchange offer is consummated.

The Indenture, dated September 11, 2012, between Bancolombia and The Bank of New York Mellon, as trustee, will govern both the Registered Notes and the New Notes. You should read the discussion under the heading “Description of the New Notes” below for further information about the New Notes.

Listing …………………………………………………………	We expect to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

Indenture and Trustee ………………………………………	Indenture, dated September 11, 2012, between Bancolombia and The Bank of New York Mellon, as trustee (the “Indenture”), for the issuance of 5.125% Subordinated Notes due 2022, as supplemented from time to time, between Bancolombia S.A. and The Bank of New York Mellon, as trustee (the “Trustee”).

RISK FACTORS

Our 2012 Annual Report, which is incorporated by reference in this prospectus, includes risk factors regarding the jurisdictions in which we operate and our businesses and industry. We have set forth below certain risk factors that relate specifically to the exchange offer and the New Notes. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

If you fail to exchange the Old Notes, they will remain subject to transfer restrictions.

Any Old Notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of Old Notes will not have any further rights to have their Old Notes exchanged for New Notes registered under the Securities Act. The liquidity of the market for Old Notes that are not exchanged could be adversely affected by this exchange offer and you may be unable to sell your Old Notes.

The exchange offer may result in reduced liquidity for any Old Notes that are not exchanged.

The trading market for Old Notes that are not exchanged could become more limited than the existing trading market for the Old Notes and could cease to exist altogether due to the reduction in the principal amount of the Old Notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the Old Notes. If a market for the Old Notes that are not exchanged exists or develops, the Old Notes may trade at a discount to the price at which they would trade if the principal amount outstanding were not reduced. There can, however, be no assurance that an active market in the Old Notes will exist, develop or be maintained, or as to the prices at which the Old Notes may trade, after the exchange offer is consummated.

You may not receive New Notes in the exchange offer if you do not follow the procedure for the exchange offer.

We will issue the New Notes in exchange for your Old Notes only if you tender your Old Notes and deliver a properly completed and duly executed letter of transmittal and other required documents or agree to the terms of a letter of transmittal pursuant to an agent’s message before the expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. If you are the beneficial owner of Old Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your Old Notes are registered and instruct that person to tender on your behalf.

If you are a broker-dealer, your ability to transfer the New Notes may be restricted.

A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Old Notes from you in the same principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any change in our indebtedness.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges of Bancolombia and its consolidated subsidiaries for the periods indicated.

Ratio of Earnings to Fixed Charges

Our ratios of earnings to fixed charges for the five years ended December 31, 2012, using financial information calculated in accordance with the generally accepted accounting principles in Colombia (“Colombian GAAP”) and adjusted to reflect the generally accepted accounting principles in the United States (“U.S. GAAP”), were:

	Year Ended December 31,
	2008	2009	2010	2011	2012
Ratios in accordance with Colombian GAAP(1)
Excluding interest on deposits	3.06	3.30	4.79	3.58	2.99
Including interest on deposits	1.65	1.66	2.25	2.05	1.75
Ratios in accordance with U.S. GAAP(1)
Excluding interest on deposits	2.05	2.40	3.27	2.19	2.65
Including interest on deposits	1.39	1.51	2.03	1.59	1.70

(1)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before minority interest and income taxes. Fixed charges consist of total interest expense.

In preparing the tabular disclosure of the ratio of earnings to fixed charges included as Exhibit 12.1 to the registration statement filed in connection with this prospectus, the Bank identified an error that impacted the Bank’s income before tax under U.S. GAAP for the years ended December 31, 2012, December 31, 2011 and December 31, 2010 disclosed in the Annual Report on Form 20-F for the year ended December 31, 2012. The errors related principally to the incorrect mathematical application of the adjustment for non-controlling interests to the net income before tax attributable to the controlling interest, to determine total net income before tax. The Bank evaluated these errors, which only impacted the note disclosure of differences between Colombian GAAP and U.S. GAAP, and concluded that they did not result in a material misstatement of the Bank’s previously issued consolidated financial statements and have determined to revise in future filings, including in Exhibit 12.1 to the registration statement of which this prospectus is a part, its previously reported income before tax under U.S. GAAP to adjust for these errors . There was no impact to net income under U.S. GAAP.

A summary of the previously reported and revised amounts for the years ended December 31, 2012, December 31, 2011 and December 31, 2010 is as follows:

(in millions COP)	As previously reported	As revised	As previously reported	As revised	As previously reported	As revised
	December 31, 2012		December 31, 2011		December 31, 2010
Total net income under U.S. GAAP	1,593,555	1,593,555	990,383	990,383	1,570,802	1,570,802

Income tax	644,824	644,824	555,153	555,153	463,103	463,103

Income before tax U.S. GAAP (continuing and discontinued operations)	2,319,502	2,238,379	1,641,582	1,545,536	1,998,583	2,033,905
Income from discontinued operations before tax	(60,310)	(60,310)	(146,686)	(146,686)	(76,114)	(76,114)

Income before tax U.S. GAAP for continuing operations	2,259,192	2,178,069	1,494,896	1,398,850	1,922,469	1,957,791

THE EXCHANGE OFFER

The following is a summary of the registration rights agreements and letter of transmittal. The registration rights agreements and the letter of transmittal contain the full legal text of the matters described in this section, and each is filed as an exhibit to the registration statement of which this prospectus is a part. You should refer to these documents for more information.

Purpose and Effect of Exchange Offer; Registration Rights

We are offering to exchange our 5.125% Subordinated Notes due 2022, which will be issued under the Indenture, dated September 11, 2012, between Bancolombia and The Bank of New York Mellon, as trustee, which have been registered under the Securities Act, which we refer to as the “New Notes”, for our outstanding 5.125% Subordinated Notes due 2022, which were issued under the Indenture, dated September 25, 2012, between Bancolombia and The Bank of New York Mellon, as trustee, which have not been so registered and which we refer to as the “Old Notes”.

We refer to this exchange offer as the “exchange offer.”

We will not accept for exchange any Old Notes until the registration statement registering the New Notes has become effective under the Securities Act.

The Old Notes were issued in accordance with Rule 144A and Regulation S of the Securities Act in a private exchange offer pursuant to an offering memorandum dated September 10, 2012. In connection with the private exchange offer, we, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Citigroup Global Capital Markets, Inc. (“Citigroup”) and Morgan Stanley & Co. LLC (“Morgan Stanley”) entered into a registration rights agreement, dated September 25, 2012 (the “Registration Rights Agreement”). The Registration Rights Agreement requires us, among other things,

•

to file with the SEC an exchange offer registration statement under the Securities Act with respect to New Notes identical in all material respects to the Old Notes (except the New Notes will not be subject to restrictions on transfer), to use commercially reasonable efforts to cause this registration statement to be declared effective under the Securities Act and to make an exchange offer for the Old Notes as discussed below, or

•	in very limited circumstances to register the Old Notes on a shelf registration statement under the Securities Act.

We are obligated, upon the effectiveness of the exchange offer registration statement referred to above, to offer the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes which will be issued without a restrictive legend and may be reoffered and resold by the holder generally without restrictions or limitations under the Securities Act. The exchange offer is being made pursuant to the Registration Rights Agreement to satisfy our obligations under that agreement.

Terms of the Exchange Offer

For each of the Old Notes properly surrendered and not withdrawn before the expiration date of the exchange offer or as otherwise described in the section “— Withdrawal of Tenders” below, a New Note having a principal amount equal to that of the surrendered Old Note will be issued.

The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and, therefore, the global securities representing the New Notes will not bear legends restricting the transfer of interests in the New Notes.

You may tender Old Notes only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

The New Notes will be issued under, and be entitled to the benefits of, the Indenture under which we issued $1,200 million of our 5.125% Subordinated Notes due 2022 (the “Registered Notes”) on September 11, 2012, in an offering registered under the Securities Act. The New Notes and the Registered Notes will be treated as a single series of notes under the Indenture. The Indenture contains substantially the same terms as the indenture under which the Old Notes were issued except for restrictions on transfer.

No interest will be paid in connection with the exchange. The New Notes will bear interest from and including the last interest payment date on which interest has been paid on the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on Old Notes at the time of tender. Rather, that interest will be payable on the New Notes delivered in exchange for the Old Notes on the first interest payment date after the expiration date.

Under existing SEC interpretations, the New Notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met in order to receive freely transferable New Notes:

•	you must not be a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•	you must acquire the New Notes in the ordinary course of your business;

•	you must have no arrangements or understandings with any person to participate in the distribution of the New Notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined under Rule 405 of the Securities Act.

If you wish to exchange Old Notes for New Notes in the exchange offer you must represent to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•

you cannot rely on the position of the staff of the SEC set forth in the no-action letters to Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available April 13, 1988), or interpreted in the SEC interpretative letter to Shearman & Sterling (available July 2, 1993), or similar no-action or interpretative letters; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

The SEC considers broker-dealers that acquired Old Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the New Notes if they participate in the exchange offer. Consequently, these broker-dealers may not rely on the position of the SEC staff set out in the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

A broker-dealer that has acquired Old Notes as a result of market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any New Notes it receives for its own account in the exchange offer. The SEC has taken the position that broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the New Notes. We have agreed in the Registration Rights Agreement to amend or supplement this prospectus for a period of up to 180 days after the date of expiration of this exchange offer.

Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of New Notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on             , 2013, which is a date not less than 20 business days from the date of commencement of the exchange offer. We may extend this expiration date in our sole discretion, and we will extend the expiration date to the extent required by Rule 13e-4 under the Exchange Act. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•	to, prior to the expiration date, delay accepting any Old Notes;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below under “— Conditions to the Exchange Offer” shall not have been satisfied; or

•	to amend the terms of the exchange offer in any way we determine.

We will give written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of Old Notes. If we amend the exchange offer in a manner that constitutes a material change, or if we waive a material condition, or if a material change occurs in any other information included or incorporated by reference in this prospectus prior to the expiration date, we will promptly disclose the amendment, waiver or material change in a manner reasonably calculated to inform the holders of Old Notes of the amendment, waiver or material change, and extend the offer to the extent required by Rule 13e-4 under the Exchange Act.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer through a timely release to a financial news service.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or to exchange New Notes for, any Old Notes, and we may terminate the exchange offer as provided in this prospectus before the expiration date, if:

•	any law, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•

any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus;

•

any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•

any other change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, the market price of the New Notes or the Old Notes or the value of the exchange offer to us; or

•

there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders;

•	extend the exchange offer and retain all Old Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Old Notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Old Notes which have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date; and

•	purchase Old Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures For Tendering

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the Old Notes may tender Old Notes in the exchange offer. To tender Old Notes in the exchange offer:

•

you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder from Beneficial Owner” accompanying this prospectus of your intention whether or not you wish to tender your Old Notes for New Notes; or

•	you must comply with the guaranteed delivery procedures described below; and

•	DTC participants in turn need to follow the procedures for book-entry transfer as set forth below under “— Book-Entry Transfer” and in the letter of transmittal.

By tendering, you will make the representations described below under “— Representations on Tendering Old Notes.” In addition, each participating broker-dealer must acknowledge that it will comply with the prospectus delivery obligations under the Securities Act in connection with any resale of the New Notes. See “Plan of Distribution.” The tender by a holder of Old Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Old Notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book-Entry Transfer,” to the exchange agent is at the election and risk of the tendering holder of Old Notes. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or Old Notes should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Signatures on a letter of transmittal or a notice of withdrawal, as described in “— Withdrawal of Tenders” below, must be guaranteed by a member of the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to together as eligible institutions, unless the Old Notes are tendered for the account of an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old Notes. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of Old Notes within a period we determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of Old Notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any Old Notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of New Notes for tendered Old Notes will only be made after timely:

•	confirmation of book-entry transfer of the Old Notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “— Exchange Agent” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering Old Notes stating:

•	the aggregate principal amount of Old Notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under “Representations on Tendering Old Notes” are true and correct.

Guaranteed Delivery Procedures

The following guaranteed delivery procedures are intended for holders who wish to tender their Old Notes but:

•	the holders cannot deliver the letter of transmittal or any required documents specified in the letter of transmittal before the expiration date of the exchange offer; or

•	the holders cannot complete the procedure under DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer.

The conditions that must be met to tender Old Notes through the guaranteed delivery procedures are as follows:

•	the tender must be made through an eligible institution;

•

before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and number of the account at DTC and the principal amount of Old Notes tendered;

•	stating that the tender is being made by guaranteed delivery;

•

guaranteeing that, within three business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, or an agent’s message and a confirmation of a book-entry transfer of the Old Notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal or an agent’s message in the case of a book-entry transfer, as well as a confirmation of book-entry transfer of the Old Notes into the exchange agent’s account, and any other documents required by the letter of transmittal, within three business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Representations on Tendering Old Notes

By surrendering Old Notes in the exchange offer, you will be representing that, among other things:

•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;

•

you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the New Notes issued to you in the exchange offer;

•	you are not an affiliate, as defined in Rule 405 under the Securities Act, of Bancolombia;

•	you have full power and authority to tender, exchange, assign and transfer the Old Notes tendered;

•

we will acquire good, marketable and unencumbered title to the Old Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, or other obligations relating to their sale or transfer, and not subject to any adverse claim, when the Old Notes are accepted by us; and

•

you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the New Notes, you have not entered into any arrangement or understanding with Bancolombia or any of our affiliates to distribute the New Notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes, and you cannot rely on the position of the SEC’s staff in their no-action letters.

If you are a broker-dealer and you will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that, by complying with their obligations, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See also “Plan of Distribution.”

Withdrawal of Tenders

Your tender of Old Notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to them unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered, but which are not accepted for exchange, will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be re-tendered by following the procedures described above under “— Procedures For Tendering” at any time prior to the expiration date.

Exchange Agent

We have appointed The Bank of New York Mellon as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:	By Facsimile Transmission:
The Bank of New York Mellon	(732) 667-9408
Corporate Trust Operations	Attention: Adam DeCapio
Reorganization Unit
111 Sanders Creek Parkway	Confirm by telephone:
East Syracuse, NY 13057	(315) 414-3360
Attention: Adam DeCapio
Telephone: (315) 414-3360

Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expense of soliciting tenders. We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Properly Tender Old Notes in the Exchange

We will issue the New Notes in exchange for Old Notes under the exchange offer only after timely receipt by the exchange agent of the Old Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining Old Notes. Remaining Old Notes will continue to be subject to the following restrictions on transfer:

•

holders may resell Old Notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that Old Notes are tendered and accepted in connection with the exchange offer, the liquidity of the market for remaining Old Notes could be adversely affected.

DESCRIPTION OF THE NOTES

We have summarized below certain terms of the New Notes. You can find definitions of certain terms used in this description under the heading “— Certain Definitions.” This summary is not complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture, dated September 11, 2012, between Bancolombia and The Bank of New York Mellon, as trustee (the “Indenture”). The New Notes are being issued by the Bank as 5.125% Subordinated Notes due 2022 under the Indenture. We urge you to read the Indenture in its entirety because it, and not this description, defines your rights as holders of the New Notes. The terms of the notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part and you can obtain a copy of the Indenture as described under “Where You Can Find More Information.”

As used below in this “Description of the Notes” section, the “Bank” means Bancolombia S.A., a sociedad anónima organized and existing under the laws of Colombia, and its successors, but not any of its subsidiaries. The notes are not treated under the banking laws and regulations of Colombia as bank deposits, and the Holders are not required to open accounts with the Bank. Holders will not have recourse to deposit insurance or any other protections afforded to depositors in financial institutions under the laws of any jurisdiction.

All references to “notes” below in this section include the New Notes and the Old Notes that are not exchanged for New Notes in the exchange offer, except the Old Notes will continue to be subject to certain transfer restrictions as described under “Risk Factors — If you fail to exchange the Old Notes, they will remain subject to transfer restrictions.” The New Notes and the Registered Notes will constitute a single series of notes under the Indenture. References to the Indenture include references to the indenture for the Old Notes insofar as the description below relates to the Old Notes.

The New Notes will be issued by the Bank as subordinated notes due 2022 under the laws of Colombia (with the effects set forth in Decree 2555 of 2010). References to the Decree 2555 of 2010 in this “Description of the Notes” section are made upon consideration that, as of the date of this prospectus, Chapter 2 of Title 1 of Book 1 of Part 2 of Decree 2555 of 2010 is applicable to financial institutions such as the Bank. The notes are not treated under the banking laws and regulations of Colombia as bank deposits, and holders of notes are not required to open accounts with the Bank. Holders of notes will not have recourse to deposit insurance or any other protections afforded to depositors in financial institutions under the laws of any jurisdiction. The notes are treated under Colombian and New York law as debt instruments.

According to Colombian banking laws, banks are permitted to issue subordinated debt, such as the notes, and to include the outstanding aggregate principal amount of such subordinated debt as a component of Tier Two Capital. Technical Capital is comprised of Tier One Capital, which consists of different types of capital, such as capital stock and capital reserves, and Tier Two Capital, which includes subordinated debt, such as the notes. However, commencing on the fifth anniversary prior to the final maturity date of the notes, the amount of subordinated debt that will be eligible to be included in Tier Two Capital will decrease by 20% of the aggregate outstanding amount of such subordinated debt on an annual basis. As a result, after September 11, 2017, the outstanding aggregate principal amount of the notes that will qualify as Tier Two Capital will decrease by 20% annually.

The New Notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will be represented by one or more global securities registered in the name of DTC or its nominee. Each book-entry note will be represented by one or more notes registered in the name of The Depository Trust Company, which is referred to in this prospectus supplement as “DTC” or the “depositary,” or its nominee. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See “— Book-Entry, Delivery and Form of Securities”.

Principal, Maturity and Interest

The New Notes will mature on September 11, 2022. The New Notes will bear interest at an annual rate of 5.125%, payable semi-annually on March 11 and September 11 of each year (each, an “interest payment date”), commencing on September 11, 2013, to Holders of record at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the New Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or final maturity date is a day that is not a Business Day, the related payment of the principal and interest will be made on the next succeeding Business Day as if it were made on the date the payment was due.

The Bank will pay the principal of and interest on the notes and any Additional Amounts (as defined below) in U.S. Dollars. Assuming all outstanding Old Notes are exchanged for New Notes, the aggregate principal amount of New Notes will be equal to US$1,427,458,000. The Bank may issue additional notes having identical terms and conditions to the notes being issued in this exchange offer (the “Additional Notes”), except with respect to (1) issue date, (2) the first interest payment date, and (3) issue price. Any Additional Notes will be part of the same issue as the New Notes and will be treated as one class with the New Notes, including for purposes of voting, redemptions and offers to purchase. Pursuant to the Indenture, no Additional Notes may be issued unless the Bank delivers to the Trustee an opinion of counsel to the effect that such Additional Notes will be fungible with, and will constitute a single issue with, the notes for U.S. federal income tax purposes. For purposes of this “Description of the Notes,” references to the New Notes include Additional Notes, if any.

Additional Amounts

All payments made by the Bank under or with respect to the notes will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority in any jurisdiction in which the Bank is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a “Relevant Taxing Jurisdiction”), unless the Bank is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Bank is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes, the Bank will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will equal the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Tax that would not have been imposed, payable or due:

(1) but for the existence of any present or former connection between the Holder (or the beneficial owner of, or Person ultimately entitled to obtain an interest in, such notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the notes or enforcement of rights thereunder or the receipt of payments in respect thereof;

(2) but for the failure to satisfy any certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice, provided, however, that the Bank has delivered a request to the Holder to comply with such requirements at least 30 days prior to the date by which such compliance is required; or

(3) if the presentation of notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later.

In addition, Additional Amounts will not be payable if the beneficial owner of, or Person ultimately entitled to obtain an interest in, such notes had been the Holder and such beneficial owner would not be entitled to the payment of Additional Amounts by reason of clause (1), (2) or (3) above. In addition, Additional Amounts will not be payable with respect to any Tax which is payable otherwise than by withholding from payments of, or in respect of principal of, or any interest on, the notes.

Whenever in the Indenture or in this “Description of the Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under or with respect to any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Taxes are, were or would be payable in respect thereof. Upon request, the Bank will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.

The Bank will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction other than a jurisdiction in which the Bank is organized or is otherwise resident for tax purposes, the United States of America or any jurisdiction in which a paying agent is located, but not excluding those resulting from, or required to be paid in connection with, the enforcement of the notes or any other such document or instrument following the occurrence of any Event of Default with respect to the notes.

Methods of Receiving Payments on the New Notes

The Bank will make payments of principal of, and premium, if any, and interest on the notes and any Additional Amounts represented by global securities by wire transfer of U.S. dollars to DTC or to its nominee as the registered holder of the notes, which will receive the funds for distribution to the owners of beneficial interests in the notes. The Bank has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. Neither the Bank nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

Notices

The Bank will deliver any notices to Holders at the addresses appearing in the security register maintained by the Paying Agent. The Bank will consider a notice to be given at the time it is sent. If the Bank issues notes in certificated form, notices to be given to Holders will be delivered to the respective addresses of the Holders as they appear in the Registrar’s records, and will be deemed given when sent. Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

Subordination of Notes

The payment of all Obligations on or relating to the notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all obligations due in respect of Senior External Liabilities of the Bank, whether outstanding on the Issue Date or incurred after that date and will be senior only to all classes of the Bank’s capital stock. The notes will rank pari passu with all other unsecured and subordinated Indebtedness of the Bank, if any, that complies with the requirements set forth in Decree 2555, other than subordinated Indebtedness, that, under its terms, is designated as junior to the notes. Pursuant to Colombian banking laws, the notes will constitute “subordinated bonds” (bonos subordinados).

The creditors holding Senior External Liabilities will be entitled to receive payment in full in cash or cash equivalents of all obligations due in respect of Senior External Liabilities before the Holders will be entitled to receive any payment or distribution of any kind or character with respect to any obligations on or relating to the new notes in the event of any distribution to creditors of the Bank:

•	in a total or partial liquidation, dissolution or winding up of the Bank; or

•	in the event that the SFC takes possession of the Bank and determines to liquidate the Bank.

As a result of the subordination provisions described above in the event of a liquidation of the Bank, the New Notes will be senior only to the Bank’s capital stock and subordinated debt that is expressly junior to the New Notes, and accordingly, Holders may recover less ratably than creditors of the Bank who are creditors of Senior External Liabilities.

Optional Redemption

The notes may not be redeemed prior to the final maturity date.

Certain Covenants

The Indenture contains, among others, the following covenants:

Mergers, consolidations, etc.

The Bank will not consolidate with or merge into, or sell, lease, convey or transfer, in one transaction or a series of transactions, all or substantially all of the Bank’s properties and assets to any Person, unless:

(1) the Bank obtains any and all regulatory approvals in connection therewith;

(2) the surviving entity, if other than the Bank, is organized and existing under the laws of Colombia or the United States and assumes via a supplemental indenture all of the Obligations under the notes and the Indenture;

(3) the Bank, or the surviving entity, as the case may be, is not immediately after such transaction in Default under the notes and the Indenture; and

(4) the Bank or the surviving entity will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each in form and substance satisfactory to the Trustee, stating that (i) such consolidation, merger, or sale, lease, conveyance or transfer of assets, and any supplemental indenture executed in connection with such transaction, complies with the terms of the Indenture; (ii) all conditions precedent in the Indenture relating to such transaction have been satisfied; and (iii) that the Indenture and the notes constitute legal, valid and binding obligations of the continuing person, enforceable in accordance with their terms.

Maintenance of office or agent for service of process

The Bank shall maintain an office or agent for service of process in the Borough of Manhattan, The City of New York, where notices to and demands upon the Bank in respect of the notes and the Indenture may be served. Initially this agent will be CT Corporation System, and the Bank will agree not to change the designation of such agent without prior notice to the Trustee and designation of a replacement agent in the Borough of Manhattan, The City of New York.

Provision of financial statements and reports

At all times when the Bank is required to file any financial statements or reports with the SEC, the Bank shall use its best efforts to file all required statements or reports in a timely manner in accordance with the rules and regulations of the SEC. In addition, at any time when the Bank is not subject to or is not current in its reporting obligations under Section 13 or Section 15(d) of the Exchange Act or is not included on the SEC’s list of foreign private issuers that claim exemption from the registration requirements of Section 12(g) of the Exchange Act pursuant to Rule 12g3-2(b) thereunder and any notes remain outstanding, the Bank will make available, upon request, to the Trustee, any Holder or any prospective purchaser of the notes, who so requests in writing, substantially the same financial and other information that the Bank would be required to include and file in an annual report on Form 20-F and reports on Form 6-K.

Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Bank’s compliance with any of the covenants contained in the Indenture (as to which the Trustee will be entitled to conclusively rely upon an Officers’ certificate).

Further actions

The Bank will, at its own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the Trustee may reasonably request, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order to (i) enable the Bank to lawfully enter into, exercise its rights and perform and comply with its obligations under the Indenture and the notes, as the case may be; (ii) ensure that its obligations under the Indenture and the notes are legally binding and enforceable; (iii) make the Indenture and the notes admissible in evidence in the courts of the State of New York and Colombia; (iv) preserve the enforceability of, and maintain the Trustee’s rights under, the Indenture; and (v) respond to any reasonable requests received from the Trustee to enable the Trustee to facilitate the Trustee’s exercise of its rights and performance of its obligations under the Indenture and the notes, including exercising and enforcing its rights under and carrying out the terms, provisions and purposes of the Indenture and the notes.

Events of Default

Each of the following is an “Event of Default”:

(1) failure by the Bank to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for thirty (30) days;

(2) failure by the Bank to pay the principal on any of the notes when it becomes due and payable, whether at stated maturity or otherwise and the continuance of any such failure for seven (7) days;

(3) the Bank pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case;

(b)	consents to the entry of an order for relief against it in an involuntary case;

(c)	consents to the appointment of a Custodian of it or for all or substantially all of its assets;

(d)	makes a general assignment for the benefit of its creditors;

(e)	is subject to any other Intervention Measure or Preventive Measure; or

(4) the Colombian Superintendency of Finance enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Bank as debtor in an involuntary case;

(b)	appoints a Custodian of the Bank or a Custodian for all or substantially all of the assets of the Bank; or

(c)	orders the liquidation of the Bank, and the order or decree remains unstayed and in effect for sixty (60) days.

If the Bank fails to make payment of principal of or interest or Additional Amounts, if any, on the notes (and, in the case of payment of principal, such failure to pay continues for seven (7) days or, in the case of payment of interest or Additional Amounts, such failure to pay continues for thirty (30) days), each Holder has the right to demand and collect under the Indenture and the Bank will pay to the Holders the applicable amount of such due and payable principal, accrued interest and Additional Amounts, if any, on the notes.

The Trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) an authorized officer of the Trustee with direct responsibility for the Indenture has actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default has been given to the Trustee by the Bank or any Holder.

Consequences of an Event of Default

There is no right of acceleration in the case of a default in any payment on the notes (whether when due or otherwise) or the performance of any of the Bank’s other obligations under the Indenture or the notes. Notwithstanding the immediately preceding sentence, the Holders shall have the right to accelerate the payments due under the notes during the occurrence of an Event of a Default; provided that there shall have been a change, amendment or modification to the Colombian banking laws that would permit such right without disqualifying the notes from Tier Two Capital status and the Holders exercise such right in accordance with applicable Colombian banking law.

Subject to the subordination provisions of the notes, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy (excluding acceleration, except as provided in the Indenture) to collect the payment of principal, premium, if any, and interest on the notes or to enforce the performance of any provision of the notes or the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default will occur or be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provision for indemnification, the Holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the notes; provided that the Trustee shall have the right to decline to follow any such direction if the Trustee shall determine that the action so directed conflicts with any law or the provisions of the Indenture or if the Trustee shall determine that such action would be prejudicial to Holders not taking part in such direction.

Notwithstanding any other provision of the Indenture, the Holder of any note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest and Additional Amounts, if any, on such note and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

Book-entry and other indirect Holders should consult their bank or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of the maturity.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes, which shall survive until all notes have been canceled) as to all outstanding notes when:

(a) either:

(1) all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Bank and thereafter repaid to the Bank or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all notes that have not been delivered to the Trustee for cancellation that otherwise have become due and payable and the Bank has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the Trustee for cancellation,

(b) the Bank has paid all sums payable by it under the Indenture,

(c) the Bank has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity, and

(d) the Holders have a valid, perfected, exclusive security interest in this trust.

In addition, the Bank must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Purchase of Notes

The Bank may at any time purchase notes at any price in the open market, in privately negotiated transactions or otherwise. Notes so purchased by the Bank may be held, resold in accordance with the Securities Act of 1933, as amended, or any exemption therefrom, or surrendered to the Trustee for cancellation.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the notes may be amended with the consent (which may include consents obtained in connection with a tender offer) of the Holders of at least a majority in aggregate principal amount of the notes then outstanding, and any existing Default or Event of Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal or interest on the notes) with the consent (which may include consents obtained in connection with a tender offer) of the Holders of a majority in aggregate principal amount of the notes then outstanding; provided, that without the consent of each Holder affected, no amendment or waiver may:

(1) reduce, or change the maturity of, the principal of any note;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) change the currency or place of payment of principal of or interest on the notes;

(4) modify or change the related definitions affecting the subordination of the notes or any provision of the Indenture (including the covenants in the Indenture) in a manner that adversely affects the Holders;

(5) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the notes;

(6) impair the rights of Holders to receive payments of principal of or interest on the notes; or

(7) make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Bank and the Trustee may amend the Indenture or the notes without the consent of any Holder to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Bank’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “Description of the Notes — Certain Covenants — Mergers, consolidations, etc.,” to make any change that does not adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Bank will have any liability for any obligations of the Bank under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

The Bank of New York Mellon is the Trustee under the Indenture and has been appointed by the Bank as Registrar, Transfer Agent and Paying Agent with regard to the notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Bank, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Unclaimed Amounts

Any money deposited with the Trustee or paying agent or held by the Bank, in trust, for the payment of principal, premium, interest or any Additional Amounts, that remains unclaimed for two (2) years after such amount becomes due and payable shall, upon written request therefor to the Trustee (if held by the Trustee), be paid to the Bank or its requestor or, if held by the Bank, shall be discharged from such trust. The Holder will look only to the Bank for payment thereof, and all liability of the Trustee, paying agent or of the Bank shall thereupon cease. However, the Trustee or paying agent may at the expense of the Bank cause to be published once in a newspaper in each place of payment, or to be mailed to Holders, or both, notice that the money remains unclaimed and any unclaimed balance of such money remaining, after a specified date, will be repaid to the Bank.

No Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

Listing

We expect to list the New Notes on the New York Stock Exchange. Currently, there is no public market for the New Notes.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, except that the authorization and execution of such documentation by the Bank will be governed by the laws of Colombia.

Currency Rate Indemnity

The Bank has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency other than U.S. dollars, the Bank will indemnify the relevant Holder and the Trustee against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from the Bank’s other obligations under the Indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the Indenture or the notes.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Asset” means any asset or property.

“Bankruptcy Law” means the provisions of the Financial Statute concerning bankruptcy of financial institutions, the Decree 2555 of 2010, as amended, and any other Colombian law or regulation regulating the insolvency of financial entities from time to time.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York or Colombia are authorized or required by law to close.

“Colombian GAAP” means generally accepted accounting principles as prescribed by the Colombian Superintendency of Finance for banks licensed to operate in Colombia, consistently applied, as in effect on the Issue Date.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Financial Statute” means Decree 663 of 1993, as amended, of the Republic of Colombia.

“Holder” means any registered holder, from time to time, of the notes.

“Indebtedness” means, with respect to any Person, any obligation for the payment or repayment of money borrowed or otherwise evidenced by debentures, notes, bonds, or similar instruments or any other obligation (including all trade payables and other accounts payable and including payments relating to bank deposits) that would appear or be treated as indebtedness upon a balance sheet if such Person prepared it in accordance with Colombian GAAP as applicable to financial institutions.

“Initial Notes” means the first US$1,200 million aggregate principal amount of Notes issued under the Indenture on September 11, 2012.

“Interest” means, with respect to the notes, interest on the notes.

“Issue Date” means the date on which the Initial Notes are originally issued.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under any Indebtedness.

“Officer” means any of the following of the Bank: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be the employee of or counsel to the Bank, any subsidiary of the Bank or the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Preventive Measures” means the measures described in article 113 of the Financial Statute, as amended from time to time, that the SFC can take with respect to a financial institution prior to and in order to avoid having to take an Intervention Measure.

“principal” means, with respect to the notes, the principal of, and premium, if any, on the notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Tax” shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

“Taxing Authority” shall mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Technical Capital” means the patrimonio técnico of banks comprised of Tier One Capital (Patrimonio Básico) and Tier Two Capital (Patrimonio Adicional) pursuant to Decree 2555 issued by the Ministry of Finance and Public Credit, or any other Colombian law or regulation regulating the Patrimonio Técnico in effect from time to time.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa77bbbb).

“Tier One Capital” means, as of any date of determination until August 1, 2013, the “Patrimonio Básico” as the same is defined in Article 2.1.1.2.5 of Decree 2555 or any other Colombian law or regulation regulating the Patrimonio Básico in effect from time to time.

“Tier Two Capital” means, as of any date of determination until August 1, 2013, the “Patrimonio Adicional” as the same is defined in Article 2.1.1.2.7 of Decree 2555 or any other Colombian law or regulation regulating the Patrimonio Adicional in effect from time to time.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to New Notes for so long as they remain issued in global — i.e., book-entry — form. First, we describe the difference between legal ownership and indirect ownership of New Notes. Then, we describe special provisions that apply to New Notes.

Who is the Legal Owner of a Registered Security?

The New Notes will be evidenced by one or more global securities, each registered in the name of a nominee for, and deposited with, DTC, or its nominee. We refer to those who, indirectly through others, own beneficial interests in New Notes that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in New Notes issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Since we will initially issue the New Notes in book-entry form only, they will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the New Notes on behalf of themselves or their customers.

Under the Indenture, only the persons in whose name New Notes are registered are recognized as the holders of those New Notes represented thereby. Consequently, for so long as the New Notes are issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the New Notes, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the New Notes.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the New Notes are issued in global form, investors will be indirect owners, and not holders, of the New Notes.

Street Name Owners

If we terminate an existing global security, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For New Notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the New Notes are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property, to them.

These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold New Notes in street name will be indirect owners, not holders, of those New Notes.

Legal Holders

Our obligations, as well as the obligations of the Trustee under the Indentures and the obligations, if any, of any third parties employed by us or any agents of theirs, run only to the holders of the New Notes. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a New Note or has no choice because we are issuing the New Notes only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the Indentures or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the Indentures — we would seek the approval only from the holders, and not the indirect owners, of the New Notes. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all acquirers of the New Notes being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your New Notes” in this prospectus, we mean the New Notes in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold New Notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles New Notes payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the New Notes if there were an Event of Default or other event triggering the need for holders to act to protect their interests; and

•	if the New Notes are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

We will issue the New Notes in book-entry form. This means that the New Notes will be represented by one or more global securities deposited on behalf of DTC as depositary for the New Notes, and registered in the name of Cede & Co., as DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. DTC will hold global securities on behalf of other financial institutions that participate in the book-entry system of DTC (the “DTC participants”). These DTC participants, in turn, hold beneficial interests in global securities on behalf of themselves or their customers. Investors will not own global securities issued in global form directly. Instead, they will own beneficial interests in a global security through a bank, broker or other financial institution that is itself a DTC participant or holds an interest through a DTC participant.

An investor will be an indirect holder and must look to its bank or broker for payments on the New Notes and protection of its legal rights relating to the New Notes. DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more DTC participants whose accounts are credited with DTC interests in a global security.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, you will not have the ability to transfer beneficial interests in the global securities to these persons.

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the New Notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

The depositary may require that those who purchase and sell interests in a global security within its book entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well.

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the New Notes, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear Bank S.A./N.V., as operator of the Euroclear system, referred to as Euroclear, and Clearstream Banking, société anonyme, Luxembourg, known as Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

The New Notes will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “ — Special Situations When a Global Security Will Be Terminated.” If termination occurs, the New Notes will no longer be held through any book-entry clearing system.

Special Situations When a Global Security Will Be Terminated

In a few special situations, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the New Notes it represented. The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days; or

•	if an Event of Default has occurred and is continuing with regard to the New Notes and the Registrar has received a request from DTC.

In any such instance, an owner of a beneficial interest in the global security of the New Notes will be entitled to physical delivery in definitive form of the New Notes represented by the global security equal in principal amount to that beneficial interest and to have those New Notes registered in its name. New Notes so issued in definitive form will be issued as registered New Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified by us. Definitive New Notes can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive New Notes.

After that exchange, the choice of whether to hold the New Notes directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “ — Who is the Legal Owner of a Registered Security?”

If a global security is terminated, only the depositary, and not us, is responsible for deciding the names of the institutions in whose names the New Notes represented by the global security will be registered and, therefore, who will be the holders of those New Notes.

Considerations Relating to DTC

DTC has informed us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Acquisitions of New Notes within the DTC system must be made by or through DTC participants, which will receive a credit for the New Notes on DTC’s records. The ownership interest of each actual acquirer of New Notes is in turn to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream, Luxembourg. Beneficial owners will not receive written confirmation from DTC of their acquisition, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the New Notes, except in the limited circumstances described in “What is a Global Security — Special Situations When a Global Security Will Be Terminated” in which a global security of the New Note will become exchangeable for New Note certificates registered in the manner described therein.

To facilitate subsequent transfers, all New Notes deposited by DTC participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC will not have knowledge of the actual beneficial owners of the New Notes; DTC’s records reflect only the identity of the DTC participants to whose accounts such New Notes are credited, which may or may not be the beneficial owners. The DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC. If less than all of the New Notes are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the New Notes unless authorized by a DTC participant in accordance with DTC’s money market instruments procedures. Under its usual procedures, DTC would mail an omnibus proxy to the Trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such New Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the New Notes will be made by the Trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee (or any registrar or paying agent), on the relevant payable date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC participants and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Trustee, disbursement of those payments to DTC participants will be the responsibility of DTC, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants. Neither we nor the Trustee (or any registrar or paying agent) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities of the New Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

DTC may discontinue providing its services as securities depositary with respect to the New Notes at any time by giving reasonable notice to us.

Global Clearance and Settlement Procedures

As long as DTC is the depositary for the global securities, you may hold an interest in a global security through any organization that participates, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system. If you hold your interest indirectly, you should note that DTC, Euroclear and Clearstream, Luxembourg will have no record of you or your relationship with the direct participant in their systems.

Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe, and they participate indirectly in DTC. Euroclear and Clearstream, Luxembourg will hold interests in the global securities on behalf of the participants in their systems, through securities accounts they maintain in their own names for their customers on their own books or on the books of their depositaries. Those depositaries, in turn, are participants in DTC and hold those interests in securities accounts they maintain in their own names on the books of DTC. Clearstream, Luxembourg and Euroclear clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

If you hold an interest in a global security through Clearstream, Luxembourg or Euroclear, that system will credit the payments we make on your New Note to the account of your Clearstream, Luxembourg or Euroclear participant in accordance with that system’s rules and procedures. The participant’s account will be credited only to the extent that the system’s depositary receives these payments through the DTC system. Payments, notices and other communications or deliveries relating to the New Notes, if made through Clearstream, Luxembourg or Euroclear, must comply not only with the rules and procedures of those systems, but also with the rules and procedures of DTC, except as described below.

Trading in the New Notes between Clearstream, Luxembourg participants or between Euroclear participants will be governed only by the rules and procedures of that system. We understand that, at present, those systems’ rules and procedures applicable to trades in conventional eurobonds will apply to trades in the New Notes, with settlement in immediately available funds.

Cross-market transfers of the New Notes — meaning transfers between investors who hold or will hold their interests through Clearstream, Luxembourg or Euroclear, on the one hand, and investors who hold or will hold their interests through DTC but not through Clearstream, Luxembourg or Euroclear, on the other hand — will be governed by DTC’s rules and procedures in addition to those of Clearstream, Luxembourg or Euroclear. If you hold your New Note through Clearstream, Luxembourg or Euroclear and you wish to complete a cross-market transfer, you will need to deliver transfer instructions and payment, if applicable, to Clearstream, Luxembourg or Euroclear, through your participant, and that system in turn will need to deliver them to DTC, through that system’s depositary.

Because of time-zone differences between the United States and Europe, any New Notes you purchase through Clearstream, Luxembourg or Euroclear in a cross-market transfer will not be credited to your account at your Clearstream, Luxembourg or Euroclear participant until the business day immediately after the DTC settlement date. For the same reason, if you sell the New Notes through Clearstream, Luxembourg or Euroclear in a cross-market transfer, your cash proceeds will be received by the depositary for that system on the DTC settlement date but will not be credited to your participant’s account until the business day following the DTC settlement date. In this context, “business day” means a business day for Clearstream, Luxembourg or Euroclear.

The description of the clearing and settlement systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems and we take no responsibility for their activities.

CERTAIN COLOMBIAN INCOME TAX CONSIDERATIONS

The following summary contains a description of the principal Colombian income tax considerations in connection with the purchase, ownership and sale of the notes, but does not purport to be a comprehensive description of all Colombian tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than those of Colombia.

This summary is based on the tax laws of Colombia as in effect on the date of this offering memorandum, as well as regulations, rulings and decisions in Colombia available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of the notes should consult their own tax advisors as to Colombian tax consequences of the purchase, ownership and sale of the notes, including, in particular, the application of the tax considerations discussed below to their particular situations, as well as the application of state, local, foreign or other tax laws.

Numeral 3 of Article 25 of the Estatuto Tributario as modified by Article 43 of Law 1430 of 2010 (“Colombian Tax Code”) provides that loans obtained abroad by Colombian finance corporations or banks do not generate taxable income in Colombia and will not be considered to be “possessed” in Colombia.

As a result, under current Colombian law, payments of principal and interest on the notes to Holders of the notes who are not resident or domiciled in Colombia are not subject to Colombian income tax, and no income tax will be withheld from payments by us to Holders of the notes not resident or domiciled in Colombia.

In addition, and given that the notes will be deemed to be a loan possessed abroad, gains realized on the sale or other disposition of the notes will not be subject to Colombian income tax or withholdings as long as the Holder of the notes is not a Colombian resident for tax purposes or is not domiciled in Colombia, as per Numeral 3 of Article 266 of the Colombian Tax Code, as modified by Article 130 of Law 1607 of 2012.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFER

THE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFER BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), THE APPLICABLE TREASURY REGULATIONS PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS, AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER EACH HOLDER IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO ITS PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

If a holder exchanges an Old Note for a New Note in the exchange offer, the exchange should not be a taxable transaction for United States federal income tax purposes. Accordingly, holders should not recognize any gain or loss when they receive the New Note, and should be required to continue to include interest on the Note in gross income. Further, the New Notes should have the same issue price as the Old Notes immediately before the exchange, and a holder’s adjusted tax basis and holding period in the Notes should be equal to the adjusted tax basis and holding period that the holder had in the Old Note immediately before the exchange.

PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of 180 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the outstanding notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives New Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of New Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and has furnished copies of any amendment or supplement to the prospectus to such broker-dealer.

VALIDITY OF THE NEW NOTES

The validity of the New Notes being offered hereby are being passed upon for us by Sullivan & Cromwell LLP, New York, New York and Washington, D.C., our special U.S. counsel, as to matters of New York law and by Gómez-Pinzón Zuleta Abogados S.A., our special Colombian counsel, as to matters of Colombian law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance upon the report of PricewaterhouseCoopers Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Bancolombia S.A.

Offer to Exchange

US$227,458,000	5.125% Subordinated Notes Due 2022 issued under the indenture dated September 11, 2012
For Any and All Outstanding
US$227,458,000	5.125% Subordinated Notes Due 2022 issued under the indenture dated September 25, 2012

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Colombian law, when an officer or director of a corporation acts within the scope of this authority, the corporation will answer for any resulting liabilities or expenses.

Item 21.	Exhibits and Financial Statement Schedules

See the Exhibits Index which is incorporated herein by reference.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any holder, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	(i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4,
10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)	To supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

(10)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Bancolombia S.A. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medellín, Republic of Colombia, on May 6, 2013.

BANCOLOMBIA S.A.

By:	/s/ MAURICIO ROSILLO ROJAS
	Name:	Mauricio Rosillo Rojas
	Title:	General Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Mauricio Rosillo Rojas as his true and lawful attorney-in-fact and agent with full and several power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any such subsequent registration statement and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ CARLOS RAUL YEPES JIMENEZ	President (Chief Executive Officer)	May 6, 2013
(Carlos Raul Yepes Jimenez)

/s/ JAIME ALBERTO VELÁSQUEZ BOTERO	Vice President of Strategy and Finance (Chief Financial Officer)	May 6, 2013
(Jaime Alberto Velásquez Botero)

/s/ JORGE HUMBERTO HERNANDEZ (Jorge Humberto Hernandez)	Director of Accounting (Chief Accounting Officer)	May 6, 2013

/s/ DAVID EMILIO BOJANINI GARCÍA	Chairman of the Board of Directors	May 6, 2013
(David Emilio Bojanini García)

/s/ CARLOS ENRIQUE PIEDRAHITA AROCHA	Director	May 6, 2013
(Carlos Enrique Piedrahita Arocha)

/s/ JOSÉ ALBERTO VÉLEZ CADAVID	Director	May 6, 2013
(José Alberto Vélez Cadavid)

/s/ GONZALO ALBERTO PÉREZ ROJAS	Director	May 6, 2013
(Gonzalo Alberto Pérez Rojas)

/s/ RICARDO SIERRA MORENO	Director	May 6, 2013
(Ricardo Sierra Moreno)

/s/ HERNANDO JOSÉ GÓMEZ RESTREPO	Director	May 6, 2013
(Hernando José Gómez Restrepo)

/s/ RAFAEL MARTINEZ VILLEGAS	Director	May 6, 2013
(Rafael Martinez Villegas)

/s/ DONALD J. PUGLISI	Authorized Representative in the United States	May 6, 2013
(Donald J. Puglisi)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF BANCOLOMBIA S.A.

Pursuant to the requirements of the Securities Act of 1933, the authorized representative, solely in its capacity as the duly authorized representative of Bancolombia S.A. in the United States, has duly caused this registration statement to be signed on its behalf by the undersigned in The City of Newark, State of Delaware, on May 6, 2013.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director

TABLE OF EXHIBITS

Exhibit Number	Description

3.1	English translation of corporate by-laws (estatutos sociales) of the registrant, as amended on March 1, 2011.*

4.1	Indenture dated as of September 11, 2012, between Bancolombia S.A. and The Bank of New York Mellon.**

4.2	Registration Rights Agreement dated as of September 25, 2012, among Bancolombia S.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc. and Morgan Stanley & Co. LLC.

5.1	Validity Opinion of Gómez-Pinzón Zuleta Abogados S.A. as to the validity of the New York law-governed debt securities (Colombian law).

5.2	Validity Opinion of Sullivan & Cromwell LLP.

8.1	Tax Opinion of Gómez-Pinzón Zuleta Abogados S.A. (Colombian law).

8.2	Tax Opinion of Sullivan & Cromwell LLP.

12.1	Statement regarding computation of ratios of earnings to fixed charges.

23.1	Consent of PricewaterhouseCoopers Ltda.

23.2	Consent of Gómez-Pinzón Zuleta Abogados S.A. (included in Exhibit 5.1).

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2).

24.1	Power of Attorney (included on signature page).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon, as Trustee.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to DTC Participants.

99.4	Form of Letter to Clients.

99.5	Form of Instructions to DTC Participant from Beneficial Owner.

99.6	Form of Exchange Agent Agreement.

*	Incorporated by reference to Exhibit 1 to Bancolombia’s Annual Report on Form 20-F for the year ended December 31, 2006, filed on May 10, 2007 (File No. 001-32535).
**	Incorporated by reference to Exhibit 4.11 to Bancolombia’s Registration Statement on Form F-3 (File No. 333-168077) as filed on Form 6-K dated September 11, 2012.